LOCORR INVESTMENT TRUST
THIRD AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

        THIS THIRD AMENDMENT dated as of the 10th day of May, 2013, to the Fund Administration Servicing Agreement dated as of February 14, 2011, amended December 2, 2011 and April 11, 2013 (the “Agreement”), is entered into by and between LOCORR INVESTMENT TRUST, an Ohio business trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees and the length of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Section 10, Term of Agreement; Amendment and Section 12, Early Termination shall be superseded and replaced with the following:

10.	Term of Agreement; Amendment

This Agreement shall become effective as of May 10, 2013 and will continue in effect for a period of three (3) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

       12.  Early Termination

In the absence of any material breach of this Agreement or complete liquidation and termination of the Trust, should the Trust elect to terminate this Agreement prior to the end of the three year term, the Trust agrees to pay the following fees:

a.	all monthly fees through the life of the contract, including the rebate of any negotiated discounts;
b.	all fees associated with converting services to successor service provider;

c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all out-of-pocket costs associated with a-c above

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

LOCORR INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/Jon C. Essen	By: /s/ Michael R. McVoy

Name: Jon C. Essen	Name: Michael R. McVoy

Title: COO/Trustee	Title: Executive Vice President

Amended Exhibit B to the Fund Administration Servicing Agreement -
LoCorr Investment Trust

FUND ACCOUNTING, FUND ADMINISTRATION, PORTFOLIO COMPLIANCE, AND COMPLIANCE SUPPORT SERVICES

Annual Fee Based Upon Average Net Assets Per Fund*
.09% (9 basis points) on the first $xxx million
.07% (7 basis points) on the next $ xxx million
.05% (5 basis points) on the balance
Minimum annual fee:  $ xxx  per fund

▪  Base fee of $ xxx  for each additional class
▪  Base fee of $ xxx per additional manager / sub-advisor requiring individual reporting.  (If all reporting is at fund level, no sub-advisor charges apply.  If sub-advisor reporting is necessary, this fee will be waived for the first year of operation.

Chief Compliance Officer Support Fee (Fund Complex)*
▪  $ xxx /year

Out-Of-Pocket Expenses
Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, third-party data provider costs, postage, stationery, programming, special reports, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Services Included
▪  Daily Performance Reporting
▪  Advisor Information Source Web Portal

Additional Services
Available but not included above are the following services – Daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board materials, and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Amended Exhibit B (continued) to the Fund Administration Servicing Agreement - LoCorr Investment Trust

FUND ADMINISTRATION & PORTFOLIO COMPLIANCE ADDITIONAL SERVICES

Daily Compliance Services (Charles River)
▪  Base fee – $ xxx  /fund per year
▪  Setup – $ xxx /fund group
▪  Data Feed  – $ xxx  /security per month

Annual Section 15(c) Reporting
▪  $ xxx  /fund per report – first CUSIP
▪  $ xxx  /additional CUSIP report

Equity Attribution
▪  Base fee - $ xxx  per year, plus
▪  $ xxx first user
▪  $ xxx 2nd user
▪  $ xxx  thereafter